Exhibit 99.1

FOR IMMEDIATE RELEASE

Algorhythm Completes $4.5 Million Sale

of Singing Machine Karaoke Business

Accelerated SemiCab Momentum Fuels Capital Shift Toward Growth

Fort Lauderdale, FL, August 4, 2025 – Algorhythm Holdings, Inc. (“Algorhythm”) (NASDAQ: RIME), a leading AI technology and consumer electronics holding company, announced today that it has sold its Singing Machine karaoke consumer electronics business to Stingray (“Stingray”), an industry leader in music and video content distribution, business services, and advertising solutions. Under the terms of the deal, Stingray’s subsidiary, Stingray Music USA, Inc., acquired all of the assets of the Singing Machine’s karaoke business. The consideration for the purchased assets (which includes marketable inventory) was $4.5M, paid in cash and by the assumption of selected liabilities and trade payables.

Key Highlights of the Transaction:

●	Strengthened Balance Sheet: The transaction eliminated approximately $4 million in liabilities, vastly improving and de-levering Algorythm’s balance sheet going forward.

●	Reduction in Annual Cash Burn: The sale of the Company’s karaoke and consumer electronics business will reduce the company’s annual cash outflows by 70%+.

●	Highly Scalable, Human Capital Light Business Model: The transaction vastly reduces the Company’s reliance on human capital. The transaction will eliminate headcount in the US associated with the consumer electronics division. Going forward, almost all expected headcount growth will be in vastly lower cost markets, primarily India.

●	Focused Capital Allocation: With the sale of Singing Machine, Algorhythm is now strategically positioned to concentrate capital and operational resources on SemiCab—its high-growth AI freight platform—which has more than tripled its annualized revenue run rate since January 2025, reaching approximately $7 million.

“The sale of our Singing Machine business represents a major milestone for Algorhythm Holdings,” said Gary Atkinson, CEO of Algorhythm. “Last year, we expanded our business focus toward highly scalable, AI-driven technologies with massive growth potential. With the sale of Singing Machine, we can now fully focus all of our time, energy and capital on accelerating the growth of SemiCab, our rapidly expanding AI freight logistics and distribution platform. We are very excited about what the future holds.”

Atkinson continued, “We believe this transaction with Stingray will provide a seamless transition for Singing Machine’s employees, customers, and partners. I am proud of Singing Machine’s legacy as the worldwide #1 brand in the home karaoke market for over 40 years and am confident that the brand under Stingray’s stewardship will continue to thrive and dominate the karaoke market for decades to come.”

About Algorhythm Holdings

Algorhythm Holdings, Inc. (NASDAQ: RIME) is an AI technology and consumer electronics holding company with two primary business units – SemiCab and Singing Machine.

SemiCab is an emerging leader in the global logistics and distribution industry. Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. Its AI-enabled, cloud-based Collaborative Transportation Platform achieves the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners to orchestrate collaboration across manufacturers, retailers, distributors, and their carriers. SemiCab uses AI/ML predictions and advanced predictive optimization models to enable fully-loaded round trips. With SemiCab’s AI platform, shippers pay less and carriers make more without having to change a thing.

For additional information, please go to: http://www.semicab.com

Singing Machine is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, it designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Its product portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. Its products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart.

For additional information, please go to www.singingmachine.com.

Investor Relations Contact:

investors@algoholdings.com

www.algoholdings.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in Algorhythm’s reports to the SEC, including, without limitation Algorhythm’s Annual Report on Form 10-K for the year ended December 31, 2024. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.